Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts”, “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure”, and to the use of our report dated March 12, 2015, in the Registration Statement (Form S-1) and related Prospectus of Kura Oncology, Inc. for the registration of 14,279,820 shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

April 17, 2015